[Allegheny Technologies logo]                                       Exhibit 99.1

             Allegheny Technologies Announces First Quarter Results

    --  Sales increased 20% compared to the first quarter 2003

    -- First quarter loss of $50.4 million, or $0.63 per share, includes a LIFO inventory valuation reserve increase of $48.1 million related to significantly higher raw materials costs

    --  Cost reductions, before the effects of inflation, totaled
        $26.6 million in the first quarter 2004

    PITTSBURGH, PA - April 21, 2004 - Allegheny Technologies Incorporated (NYSE:ATI) reported a net loss of $50.4 million, or $0.63 per share, on sales of $577.8 million for the first quarter ended March 31, 2004. Results included a LIFO (last-in, first-out) inventory valuation reserve increase of $48.1 million, primarily due to the effects of rapidly rising raw materials costs, which increased approximately 30% in the first quarter 2004 compared to the fourth quarter 2003.
Retirement benefit expense, primarily non-cash, was $36.0 million, or $0.45 per share, in the quarter. First quarter 2004 results do not include an income tax benefit as a result of a deferred tax valuation allowance recorded in the fourth quarter 2003.
    In the first quarter 2003, ATI reported a net loss before the cumulative effect of a change in accounting principle of $25.8 million, or $0.32 per share, on sales of $480.5 million. First quarter 2003 results included a LIFO inventory valuation reserve increase of $3.0 million and retirement benefit expense, primarily non-cash, of $34.8 million, or $0.28 per share. First quarter 2003 results included an income tax benefit of $14.2 million, or $0.18 per share.
    "We saw the first signs of real strength in market demand for many of our products during the first quarter 2004. Strong demand is continuing in the second quarter, and we are currently booking orders into the third quarter," said Pat Hassey, ATI's President and Chief Executive Officer. "Compared to the first quarter 2003, Flat-Rolled Products segment sales increased 28%, High Performance Metals segment sales increased 11% and Engineered Products segment sales increased
12%.
    "In our Flat-Rolled Products segment, demand from a variety of markets improved, particularly for our high-value products such as strip, Precision Rolled Strip(R), nickel alloys, specialty steel and titanium products. During the first quarter, flat-rolled products base-selling prices began to recover from historical lows. The stainless steel commodity cold-rolled sheet base-selling price, which excludes the impact of raw material surcharges, increased by over 10% from the historical low price in December 2003. Price increases along with surcharge revisions have been effective in helping to offset rapidly rising raw materials costs on a cash basis.
    "In our High Performance Metals segment, demand for our nickel-based superalloys and premium titanium alloys improved. We saw more stable inventory in the supply chain, improving demand for spare parts from the commercial aerospace market, and continued strong demand from the military aerospace market. Our exotic alloys business continued to perform well. Demand remained strong from the government market, super-conducting applications for the high energy physics market and corrosion markets, such as chemical processing, particularly in Asia.
    "Our newly expanded state-of-the-art long products rolling mill began production in April on budget and on schedule. This advanced rolling mill, located in Richburg, South Carolina, provides enhanced technological capabilities enabling ATI to grow our high performance metals business.
    "Sales in our Engineered Products segment increased as a result of improved demand from several key markets, as well as a pickup in overall manufacturing demand.
    "The ATI Business System is driving lean manufacturing, quality improvement and cost reductions throughout the Company. For example, even though raw materials costs rose rapidly during the first quarter, managed working capital as a percent of annualized sales decreased to approximately 26% at the end of the quarter compared to nearly 31% at the end of 2003. We also achieved nearly $27 million of cost reductions, before the effects of inflation, in the first quarter
2004. We are on track to achieve our $104 million cost reduction goal for 2004.
    "We are continuing discussions with the United Steelworkers of America looking for ways to "fix" our stainless steel business and better secure a strong future for Allegheny Ludlum and its employees.
    "We continue to make progress toward completing the previously announced acquisition of substantially all of the assets of J&L
Specialty Steel, which remains subject to certain closing conditions. This acquisition is expected to complement and enhance our competitive position in the North American flat-rolled stainless steel market. It maintains historical domestic capacity and keeps significant J&L equipment in production.
    "As the second quarter 2004 begins, we see improving market conditions across most of our businesses. In addition, we are beginning to see less volatility for some of the key raw materials that we use. If these trends continue, we expect to see gradual improvement in earnings per share through the remainder of 2004."


                                         Three Months Ended
                                              March 31
                                             In Millions
                                      -------------------------
                                          2004          2003
                                      -----------  ------------

Sales                                     $577.8        $480.5

Loss before income taxes                   (50.4)        (40.0)

Net loss before the cumulative
 effect of change in accounting
 principle                                 (50.4)        (25.8)

Cumulative effect of change
 in accounting principle                       -          (1.3)
                                      -----------  ------------

Net loss                                  $(50.4)       $(27.1)

                                          Per Diluted Share
                                      -------------------------
Net loss before the cumulative
 effect of change in accounting
 principle                                $(0.63)       $(0.32)

Cumulative effect of change
 in accounting principle                       -         (0.02)
                                      -----------  ------------

Net loss                                  $(0.63)       $(0.34)


    FIRST QUARTER 2004 FINANCIAL HIGHLIGHTS

    -- SALES were $577.8 million, up 20% compared to the first quarter 2003. Sales were up 28% in the Flat-Rolled Products segment, 11% in the High Performance Metals segment, and 12% in the Engineered Products segment. During the quarter, we increased base-selling prices for most of our products and implemented additional surcharges for certain raw materials for many of our products.

    -- LOSS BEFORE TAXES was $50.4 million, compared to last year's pretax loss of $40.0 million. Results for 2004 included a LIFO inventory valuation reserve increase of $48.1 million, due to an approximately 30% increase in costs in the first quarter 2004 compared to the fourth quarter 2003 for the major raw materials that we use. For the same 2003 period, the increase to the LIFO inventory valuation reserve was $3.0 million.

    -- RETIREMENT BENEFIT EXPENSE in the first quarter 2004 was $36.0 million compared to $34.8 million in the first quarter 2003. Approximately 82% of the 2004 retirement benefit expense is non-cash.

    -- CASH FLOW from operations was a negative $0.2 million in the first quarter 2004 due primarily to a $63.1 million increase in accounts receivable during the quarter, as well as higher gross inventory levels, which were partially offset by increased accounts payable. The higher accounts receivable resulted from increased sales, including the effects of raw material surcharges. Capital expenditures were $12.1 million. Cash on-hand ended the quarter at $67.3 million, $12.3 million lower than year-end 2003. We had no borrowings outstanding under our secured credit facility during the first quarter 2004.

    --  COST REDUCTIONS, before the effects of inflation, totaled
        $26.6 million company-wide. Our 2004 cost reduction goal is $104 million.

    FLAT-ROLLED PRODUCTS SEGMENT

    Market Conditions

    -- Demand improved from capital goods markets while demand from automotive and other consumer durables markets remained good. Raw material surcharges, which continued to escalate during the quarter due to rising raw material prices, combined with higher base selling prices, resulted in higher average transaction prices compared to the first quarter 2003.

    First quarter 2004 compared to first quarter 2003

    -- Sales increased 28% to $329.6 million primarily due to improved demand from capital goods markets, and the impact of higher raw material surcharges and base-selling price increases. Total tons shipped increased 5%. Shipments of commodity products increased 4% and shipments of high-value products increased 7%. Average transaction prices, which include surcharges, were 22% higher. Average base-selling prices, which exclude surcharges, increased by approximately 3%.

    -- The segment had an operating loss of $11.0 million compared to an operating loss of $1.3 million last year. Higher raw material costs, which resulted in a LIFO inventory valuation reserve increase of $37.6 million in the first quarter 2004, offset the benefits of additional surcharges, higher base-selling prices and cost reduction initiatives. The 2003 first quarter included a LIFO inventory valuation reserve increase of $3.9 million.

    -- Energy costs increased $2.4 million, net of $0.4 million in gains from natural gas derivatives.

    -- Results benefited from $13 million in cost reductions, before the effects of inflation.

    HIGH PERFORMANCE METALS SEGMENT

    Market Conditions

    -- Demand for nickel-based superalloys and titanium alloys improved as the commercial aerospace supply chain was stable. Demand improved for spare parts from the commercial aerospace market and remained strong from the military aerospace market. Our exotic alloys business continued to benefit from sustained high demand from government and high energy physics markets and corrosion markets, particularly in Asia.

    First quarter 2004 compared to first quarter 2003

    -- Sales increased 11% to $178.7 million. Shipments were up 3% for nickel-based and specialty steel alloys, 9% for titanium alloys and 27% for exotic alloys.

    -- Operating profit declined to $7.9 million compared to an operating profit of $8.3 million as the impact of higher raw material costs offset increased sales and the benefits of cost reduction initiatives. The rise in raw material costs resulted in a LIFO inventory valuation reserve increase of $8.6 million in 2004, compared to $1.0 million in 2003.

    -- Results benefited from $10 million of cost reductions, before the effects of inflation.

    ENGINEERED PRODUCTS SEGMENT

    Market Conditions

    -- Demand for tungsten products remained strong from the oil and gas market and demand improved for tungsten carbide products and cutting tools due to a pickup in overall manufacturing activity. Demand improved considerably for forged products from the Class 8 truck market and for cast products from the improving manufacturing sector and transportation and wind energy markets.

    First quarter 2004 compared to first quarter 2003

    --  Sales improved 12% to $69.5 million.

    -- Operating profit improved to $3.8 million compared to $1.8 million last year due to higher sales volumes, improved pricing, and the benefits from cost reductions, which offset higher raw material costs. The rise in raw material costs resulted in an increase to the LIFO inventory valuation reserve of $1.9 million in 2004 compared to a decrease of $1.9 million in 2003.

    -- Results benefited from $2 million of cost reductions, before the effects of inflation.

    RETIREMENT BENEFIT EXPENSE

    -- Retirement benefit expense was $36.0 million in the first quarter 2004, compared to $34.8 million in the first quarter 2003. Approximately $29.7 million of the first quarter 2004 retirement benefit expense was non-cash.

    -- The 2004 retirement benefit expense does not include the expected favorable impact on our postretirement medical expense from the enactment of the Federal Medicare prescription drug benefit program in December 2003, pending final authoritative accounting guidance regarding how the benefit is to be recognized in the financial statements.

    -- For the first quarter 2004, retirement benefit expense increased cost of sales by $27.6 million, and selling and administrative expenses by $8.4 million. For the first quarter 2003, retirement benefit expense increased cost of sales by $24.4 million, and selling and administrative expenses by $10.4 million.

    -- ATI is not required to make cash contributions to its defined benefit pension plan for 2004 and, based upon current actuarial studies, does not expect to be required to make cash contributions to its defined benefit pension plan during the next several years.

    OTHER EXPENSES

    -- Corporate expenses for the first quarter 2004 were $5.6 million compared to $4.8 million in the year-ago period. This increase is due primarily to non-cash expenses associated with the Company's stock-based long-term incentive compensation program, which offset savings associated with reductions in staffing and other efforts to control costs at the corporate office.

    -- Excluding the effects of retirement benefit expense and non-cash stock-based compensation expense, selling and administrative expenses as a percentage of sales declined to 7.3% in the 2004 first quarter from 8.6% in the same period of 2003.

    -- No income tax benefit was recognized in the 2004 first quarter since we cannot tax benefit current operating losses due to cumulative losses incurred during 2001 through 2003. We recorded a valuation allowance in the 2003 fourth quarter for a major portion of our deferred tax assets in accordance with SFAS No. 109 "Accounting for Income Taxes". Future tax provisions or benefits will be recognized when taxable income exceeds the 2003 tax loss, or when tax losses, if any, are recoverable as cash refunds.

    CASH FLOW, WORKING CAPITAL AND DEBT

    -- Cash on hand was $67.3 million at March 31, 2004, a decrease of $12.3 million from 2003 year-end.

    -- First quarter 2004 cash flow from operations was a negative $0.2 million due primarily to a $75.4 million increase in managed working capital in the quarter, partially offset by the receipt of a $6.9 million federal income tax refund pertaining to our 2003 tax return.

    -- The increase in managed working capital was due to a $63.1 million increase in accounts receivable, which reflects the higher level of sales in the first quarter 2004, compared to the fourth quarter 2003, and a $59.1 million increase in inventory mostly as a result of higher raw material costs, which was partially offset by a $46.8 million increase in accounts payable. The majority of the increase in raw material costs should be recovered through surcharges.

    -- At March 31, 2004, managed working capital was 26.4% of annualized sales compared to 30.7% of annualized sales at 2003 year-end. We define managed working capital as accounts receivable and gross inventories less accounts payable.

    -- Cash used in investing activities was $10.9 million in the first quarter 2004 and consisted primarily of $12.1 million of capital expenditures, net of $1.2 million of proceeds from the disposal of miscellaneous assets.

    -- Cash used in financing activities was $1.2 million in the first quarter 2004, and included a net decrease in debt of $3.1 million, primarily due to a $9.5 million repayment of an industrial revenue bond partially offset by a $6.5 million net increase in borrowings at our STAL China joint venture, and by $1.9 million of proceeds received from the exercise of stock options.

    -- There were no borrowings outstanding during the first quarter 2004 under ATI's $325 million secured borrowing facility, although a portion of the letters of credit capacity was utilized.

    NEW ACCOUNTING PRONOUNCEMENT ADOPTED IN 2003

    The adoption of Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations" ("SFAS 143") resulted in an after-tax charge of $1.3 million, or $0.02 per share in the 2003 first quarter. This charge is reported as a cumulative effect of change in accounting principle.

    Allegheny Technologies will conduct a conference call with investors and analysts on April 21, 2004, at 1 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.alleghenytechnologies.com. To access the broadcast, click on "First Quarter Conference Call". In addition, the conference call will be available through the CCBN website, located at www.ccbn.com.

    This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as "anticipates," "believes," "estimates," "expects," "would," "should," "will," "will likely result," "forecast," "outlook," "projects," and similar expressions. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results or performance to materially differ from any future results or performance expressed or implied by such statements. Various of these factors are described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2003, and our Quarterly Reports on Form 10-Q. We assume no duty to update our forward-looking statements.

    Allegheny Technologies Incorporated (NYSE:ATI) is one of the largest and most diversified specialty materials producers in the world, with revenues of approximately $1.9 billion in 2003. The Company has approximately 8,800 employees world-wide and its talented people use innovative technologies to offer growing global markets a wide range of specialty materials. High-value products include nickel-based and cobalt-based alloys and superalloys, titanium and titanium alloys, specialty steels, super stainless steel, exotic alloys, which include zirconium, hafnium and niobium, tungsten materials, and highly engineered strip and Precision Rolled Strip(R) products. In addition, we produce commodity specialty materials such as stainless steel sheet and plate, silicon and tool steels, and forgings and castings. The Allegheny Technologies website can be found at www.alleghenytechnologies.com.


Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited - Dollars in millions, except per share amounts)

                                                        Three Months
                                                            Ended
                                                          March 31
                                                       ------- -------
                                                         2004    2003
                                                       ------- -------

Sales                                                  $577.8  $480.5
Costs and expenses:
      Cost of sales                                     567.4   465.9
      Selling and administrative expenses                53.7    47.7
                                                       ------- -------
Loss before interest, other
      income and income taxes                           (43.3)  (33.1)
Interest expense, net                                    (8.2)   (7.4)
Other income, net                                         1.1     0.5
                                                       ------- -------
Loss before income tax provision (benefit)
      and cumulative effect of change in
      accounting principle                              (50.4)  (40.0)
Income tax provision (benefit)                              -   (14.2)
                                                       ------- -------
Net loss before cumulative effect of
      change in accounting principle                    (50.4)  (25.8)
Cumulative effect of change in accounting
      principle                                             -    (1.3)
                                                       ------- -------

Net loss                                               $(50.4) $(27.1)
                                                       ======= =======

Basic and diluted net loss per common
      share before cumulative effect
      of change in accounting principle                $(0.63) $(0.32)

Cumulative effect of change in accounting
      principle                                             -   (0.02)
                                                       ------- -------

Basic and diluted net loss
      per common share                                 $(0.63) $(0.34)
                                                       ======= =======

Weighted average common shares
      outstanding -- basic and diluted
      (millions)                                         80.4    80.7

Actual common shares outstanding--
      end of period (millions)                           81.2    81.0


Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit (Loss) by Business Segment
(Unaudited - Dollars in millions)

                                                     Q1 2004   Q1 2003
                                                     -------   -------
Sales:
Flat-Rolled Products                                 $329.6    $257.3
High Performance Metals                               178.7     161.0
Engineered Products                                    69.5      62.2
                                                     -------   -------

Total External Sales                                 $577.8    $480.5
                                                     =======   =======

Operating Profit (Loss):

Flat-Rolled Products                                 $(11.0)    $(1.3)
% of Sales                                             -3.3%     -0.5%

High Performance Metals                                 7.8       8.3
% of Sales                                              4.4%      5.2%

Engineered Products                                     3.8       1.8
% of Sales                                              5.5%      2.9%
                                                     -------   -------

    Operating Profit (Loss)                             0.6       8.8

% of Sales                                              0.1%      1.8%

Corporate expenses                                     (5.6)     (4.8)

Interest expense, net                                  (8.2)     (7.4)

                                                     -------   -------
Subtotal                                              (13.2)     (3.4)

Other costs, net of gains
    on asset sales                                     (1.2)     (1.8)

Retirement benefit expense                        (a) (36.0)(a) (34.8)
                                                     -------   -------

Loss before
    income taxes                                     $(50.4)   $(40.0)
                                                     =======   =======

(a) Includes non-cash expenses of $29.7 million and $28.2 million for the 2004 and 2003 first quarter, respectively.


Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Current period unaudited--Dollars in millions)

                                                March 31, December 31,
                                                      2004      2003
                                                   --------- ---------
ASSETS

Current Assets:
Cash and cash equivalents                             $67.3     $79.6
Accounts receivable, net of allowances for
   doubtful accounts of $11.0 and $10.2 at
   March 31, 2004 and December 31, 2003,
   respectively                                       311.0     248.8
Inventories, net                                      366.9     359.7
Income tax refunds receivable                           0.3       7.2
Prepaid expenses and
     other current assets                              37.3      48.0
                                                   --------- ---------
   Total current assets                               782.8     743.3

Property, plant and equipment, net                    711.2     711.1
Cost in excess of net assets acquired                 206.3     198.4
Deferred pension asset                                144.0     144.0
Deferred income taxes                                  34.3      34.3
Other assets                                           62.7      53.8
                                                   --------- ---------

Total Assets                                       $1,941.3  $1,884.9
                                                   ========= =========

LIABILITIES AND
     STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable                                     $219.4    $172.3
Accrued liabilities                                   207.5     194.6
Short term debt and current
  portion of long-term debt                            21.8      27.8
                                                   --------- ---------
   Total current liabilities                          448.7     394.7


Long-term debt                                        512.4     504.3
Accrued postretirement benefits                       518.0     507.2
Pension liabilities                                   238.6     220.6
Other long-term liabilities                            87.3      83.4
                                                   --------- ---------
Total liabilities                                   1,805.0   1,710.2
                                                   --------- ---------

Total stockholders' equity                            136.3     174.7
                                                   --------- ---------

Total Liabilities and Stockholders' Equity         $1,941.3  $1,884.9
                                                   ========= =========


Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited--Dollars in millions)
                                                        Three Months
                                                            Ended
                                                          March 31
                                                       ---------------
                                                         2004    2003
                                                       ------- -------

Operating Activities:

    Net loss                                           $(50.4) $(27.1)

    Cumulative effect of change in accounting
      principle                                             -     1.3
    Depreciation and amortization                        18.8    18.0
    Change in pension assets/liabilities                 17.5    22.4
    Deferred income taxes                                   -   (13.3)
    Income tax refunds received                           6.9    48.3
    Change in managed working capital                   (75.4)  (21.6)
    Accrued liabilities and other                        82.4    17.2
                                                       ------- -------
Cash provided by (used in) operating activities          (0.2)   45.2
                                                       ------- -------
Investing Activities:
    Purchases of property, plant and equipment          (12.1)  (11.8)
    Asset disposals and other                             1.2     5.9
                                                       ------- -------
Cash used in investing activities                       (10.9)   (5.9)
                                                       ------- -------
Financing Activities:
    Net increase (decrease) in debt                      (3.1)    2.9
    Interest rate swap termination                          -    14.6
    Dividends paid                                          -    (4.8)
    Other                                                 1.9       -
                                                       ------- -------
Cash provided by (used in) financing activities          (1.2)   12.7
                                                       ------- -------
Increase (decrease) in cash and cash equivalents        (12.3)   52.0
Cash and cash equivalents at beginning of period         79.6    59.4
                                                       ------- -------
Cash and cash equivalents at end of period              $67.3  $111.4
                                                       ======= =======


Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

                                                     Q1 2004  Q1 2003
                                                     -------- --------

Volume:
  Flat-Rolled Products (finished tons)               124,987  118,964
                                                     -------- --------
    Commodity                                         87,016   83,492
    High value                                        37,971   35,472
  High Performance Metals
     (000's lbs.)
    Nickel-based and
      specialty steel alloys                           8,944    8,692
    Titanium mill products                             5,023    4,615
    Exotic alloys                                      1,185      932

Average Prices:
  Flat-Rolled Products (per finished ton)             $2,636   $2,159
    Commodity                                         $2,006   $1,564
    High value                                        $4,081   $3,557
  High Performance Metals (per lb.)
    Nickel-based and specialty
       steel alloys                                    $7.73    $6.73
    Titanium mill products                            $11.41   $12.85
    Exotic alloys                                     $36.32   $37.75


Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)
                                                      March 31, 2004
                                                         Change in
                                March 31,  December 31,   Managed
                                    2004       2003   Working Capital
                                ---------- ---------- ---------------

Accounts receivable                $311.0     $248.8
Inventory                           366.9      359.7
Accounts payable                   (219.4)    (172.3)
                                ---------- ----------
Subtotal                            458.5      436.2

Allowance for doubtful accounts      11.0       10.2
LIFO reserve                        159.8      111.7
Corporate and other                  21.6       17.4
                                ---------- ---------- ---------------
Managed working capital            $650.9     $575.5           $75.4
                                ========== ========== ===============

Annualized prior 2 months
  sales                          $2,463.0   $1,874.0
                                ========== ==========

Managed working capital as a
% of annualized sales                26.4%      30.7%

    CONTACT: Allegheny Technologies Incorporated, Pittsburgh
             Dan L. Greenfield, 412-394-3004